STOCK GRANT AGREEMENT

         Stock Grant issued this day of May, 2006, from Techprecision Corporation, a Delaware corporation with offices at One Bella Drive, Westminster, MA (the "Company"), to (the "Grantee").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Grantee is a valuable employee of the Company, and the Company desires to continue the Grantee's employment with the Company; and

         WHEREAS, the Company has a stock grant plan pursuant to which it can grant shares of its common stock, par value $.0001 per share ("Common Stock"), to key employees; and

         WHEREAS, the Company granted to the Grantee, on and subject to the terms of this Agreement a total of shares (the "Shares") of Common Stock;

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and the Grantee, intending to be legally bound hereby, do hereby agree as follows:

1. The Company hereby grants to the Grantee a stock grant of the Shares, on and subject to the terms of this Agreement.

2. The Grantee's rights to the Shares vest as follows

      (a)   Immediately as to shares of Common Stock;

      (b)   On February 24, 2007 as to an additional                shares of
            Common Stock;                            --------------

      (c)   On February 24, 2008 as to the remaining              shares of
            Common Stock.                            ------------

      3. (a) If an Automatic Vesting Event shall occur, the Grantee's rights to all unvested Shares shall vest immediately prior to the completion of the transaction relating to the Automatic Vesting Event.

            (b) An Automatic Vesting Event shall mean any one of the following events:

                  (i) The sale by the Company of all or substantially all of its business and assets to a third party which is not an affiliate of the Company immediately prior to the completion of the sale.

                  (ii) The merger of the Company into another entity which is not an affiliate of the Company immediately prior to the consummation of the merger; provided that the Company is not the surviving or continuing entity in the merger.

                  (iii) Any transaction similar to the transactions described in Sections 3(b)(i) and 3(b)(ii) of this Agreement if the Company's board of directors determines, in its sole discretion, that such transaction constitutes an Automatic Vesting Event.

            (c) As used in this Agreement, an "affiliates" of the Company is a person that controls, is controlled by or is under common control with the Company.

      4. (a) If a Forfeiture Event shall occur prior to the date on which all of the Shares vests pursuant to Section 2 or 3 of this Agreement, the Grantee's rights in and to all Shares which not have vested on Forfeiture Date shall automatically terminate, and the unvested Shares shall be retained by the Company and either cancelled or transferred into the Company's name to be held as treasury stock, as the Company shall determine. By executing this Agreement, the Grantee hereby appoints the Company and its officers as his or her attorney-in-fact for the purpose of transferring the unvested Shares into the Company's name upon the happening of a Forfeiture Event. The power of attorney granted pursuant to this Section 4(a) is irrevocable and is coupled with an interest. Contemporaneously with the execution of this Agreement, you will also execute a stock power transferring the unvested shares to the Company. The Company will not use the stock power unless there is a Forfeiture Event.

            (b) A Forfeiture Event shall mean the Grantee's death or any termination of the Grantee's employment with the Company or any of its subsidiaries which employ him or her, for any reason.

      5. (a) The Grantee shall have all rights to any Shares which becomes vested and the Grantee's rights to the vested Shares shall be non-forfeitable; provided, however, that:

                  (i) neither the Grantee nor any transferee, legatee or distributee of the Grantee shall publicly sell any Shares prior to February 25, 2007; and

                  (ii) during the year from February 25, 2007 until February 24, 2008, neither the Grantee nor any transferee, legatee or distributee of the Grantee shall publicly sell any Shares.

            (b) As long as a Forfeiture Event shall not have occurred, the Grantee shall have the right to vote the unvested Shares, but shall have no other rights with respect to the unvested Shares.

      6. The Company shall retain possession of all Shares which have not vested, and at such time as any Shares shall vest, the Company shall deliver the certificates for the vested Shares to Grantee. As soon as practical after the execution of this Agreement, the Company shall deliver to Grantee the certificate for the Shares which vest on the date of this Agreement pursuant to
Section 2(a).

      7. In the event of any dividend or distribution, whether in cash or stock or other property or in the event of any recapitalization, the distribution or other securities issued in respect of or in place of the unvested Shares shall be held by the Company and shall be either (a) distributed to the Grantee if and when the Grantee's right to the such Shares vests or (b) retained by and transferred to the Company if a Forfeiture Event shall occur.

      8. The Grantee understands that the certificates for the Shares shall bear the following legend:

THE RIGHTS OF THE HOLDER OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING VESTING RIGHTS AND RESTRICTIONS ON THE RIGHT OF THE HOLDER TO TRANSFER SUCH SHARES, ARE SUBJECT TO A STOCK GRANT AGREEMENT DATED MAY , 2006, BETWEEN THE ISSUER AND HOLDER, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

      9. The Grantee understands that the grant of the Shares pursuant to this Agreement constitutes income to the Grantee, and the Grantee is responsible to pay or provide for applicable withholding taxes to the extent provided by law. The Grantee has reviewed with his own tax advisors the federal, state and local tax consequences of the issuance of the Shares. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that he or she (and not the Company) shall be responsible for the timely filing of any election under Section 83(b) of the Internal Revenue Code of 1986 that he or she desires to make and for any tax liability that may arise as a result of the issuance of the Shares. The Grantee further acknowledges that the Company has not given any tax advice to him or her with respect to the tax consequences of the grant of the Shares.

      10. Neither the granting of the Shares nor this Agreement, nor any other action taken pursuant to this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue to provide services as an employee of the Company or any affiliate of the Company for any period of time or at any specific rate of compensation.

      11. THIS GRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

      Please confirm your agreement with the foregoing.

                                            Very truly yours,

                                            TECHPRECISION CORPORATION


                                            By:
                                               ---------------------------------
                                                  James G. Reindl, CEO

Agreed to and Accepted:


---------------------------------
Name:

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